SULLIVAN & WORCESTER LLP
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                                                              February 3, 2000



T.O. Richardson Trust
Two Bridgewater Road
Farmington, Connecticut 06032

                              T.O. Richardson Trust

Gentlemen:

         We have acted as counsel for T.O. Richardson Trust (the "Trust") in connection with the offer by the Trust of an unlimited number of shares of beneficial interest of the Trust (the "Shares") which are currently classified as one initial series portfolio -- T.O. Richardson Sector Rotation Fund (the "Fund"). We have participated in the preparation of the Trust's Registration Statement (the "Registration Statement") on Form N-1A (Registration No. 333-58185) relating to the Shares filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on June 30, 1998, Pre-Effective Amendment No. 1 to the Registration Statement filed with the Commission on September 9, 1998, Pre-Effective Amendment No. 2 to the Registration Statement filed with the Commission on December 22, 1998 and Post-Effective Amendment No. 1 filed with the Commission on February 3, 2000. The Prospectus included in each Registration Statement as amended to date is herein called the "Prospectus."

         In so acting, we have participated in the preparation of the Declaration of Trust of the Trust, dated June 2, 1998 (the "Declaration of Trust"). We have also examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, and have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         We are of the following opinion:



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T.O. Richardson Trust                     -2-                  February 3, 2000


         1. The Trust has been duly established as an unincorporated voluntary association under Massachusetts law and has made all filings required to be made by a voluntary association under Chapter 182 of the Massachusetts General Laws.

         2. Upon the issue of Shares for cash at the Fund's net asset value and receipt by the Trust of the authorized consideration therefor as set forth in the Prospectus, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, holders of Shares could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts, obligations or affairs of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees on behalf of the Trust. The Declaration of Trust provides for indemnification out of the Trust's property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Accordingly, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Sullivan & Worcester LLP
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                                       SULLIVAN & WORCESTER LLP











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